Exhibit 10.4

ORDERED in the Southern District of Florida on June 16. 2021

/s/ Robert Mark

Robert A. Mark, Judge

United States Bankruptcy Court

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

MIAMI DIVISION

www.flsb.uscourts.gov

In re:	Case No. 20-20259-RAM
(Jointly Administered)
IT’SUGAR FL I LLC, et al.,
Chapter 11
Debtors.[1]

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ORDER CONFIRMING THE PLAN OF REORGANIZATION FOR IT’SUGAR FL I LLC, IT’SUGAR LLC, IT’SUGAR ATLANTIC CITY LLC AND IT’SUGAR FLGC [ECF NO. 301] AND SETTING POST-CONFIRMATION STATUS CONFERENCE

THIS MATTER came before the Court (“Bankruptcy Court” or “Court”)2 on June 11, 2021 at 10:00 a.m. in Miami, Florida to consider confirmation of the Plan of Reorganization for It’Sugar FL I LLC, It’Sugar LLC, It’Sugar Atlantic City LLC and It’Sugar FLGC dated April 20, 2021 (as may be amended, modified or supplemented from time to time, the “Plan”) [ECF No. 301], filed by It’Sugar FL I LLC, It’Sugar LLC, It’Sugar Atlantic City LLC and It’Sugar FLGC, collectively, the “Debtors,” “Debtors-in-Possession” or “Plan Proponents”). The Bankruptcy Court previously entered, after due notice and a hearing, the Order (I) Conditionally Approving the Disclosure Statement; (II) Approving the Ballot; (III) Setting a Date for a Consolidated Hearing on (A) Final Approval of the Disclosure Statement and (B) Confirmation of the Plan of

Reorganization; (IV) Establishing and Consolidating the Deadlines to File (A) Objections to the Disclosure Statement and

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1    The Debtors in these cases are as follows: (i) IT’SUGAR FL I LLC (Case No. 20-20259); (ii) IT’SUGAR LLC (Case No. 20-20261); (iii) IT’SUGAR Atlantic City LLC (Case No. 20263); and (iv) IT’SUGAR FLGC LLC (Case No. 20-20264).

2    Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Plan.

(B) Objections to Confirmation of the Plan of Reorganization; (V) Approving the Procedures for Solicitation and Tabulation of Votes on the Plan; (VI) Setting Various Deadlines; and (VII) Describing the Plan Proponents’ Obligations (“Disclosure Statement Order”) [ECF No. 317] conditionally approving the Disclosure Statement Pursuant to 11 U.S.C. § 1125 For It’Sugar FL I LLC, It’Sugar LLC, It’Sugar Atlantic City LLC and It’Sugar FLGC, dated April 20, 2021,  (as may be amended, modified or supplemented from time to time,  the “Disclosure Statement”) [ECF No. 302] as, among other things, containing “adequate information” regarding the Plan in accordance with 11 U.S.C. §  1125(a), approving the solicitation procedures, (ii) the form and content of the ballot for creditors to vote for or against the Plan substantially in the form as filed as Exhibit B to the Plan Procedures Motion filed on April 20, 2021 [ECF No. 303] (“Ballot”) and (iii) scheduled a hearing to consider confirmation of the Plan on June 11, 2021 (“Confirmation Hearing”). The Plan and the Solicitation Package (as defined below) have been transmitted to holders of Claims entitled to vote thereon as provided in the Disclosure Statement Order.  Notice has been provided of (i) entry of the Disclosure Statement Order, (ii) the Confirmation Hearing (as defined below), and (iii) the deadline for voting on, and/or objecting to the Plan having been provided to holders of Claims against and Equity Interests in the Debtors and other parties in interest,  in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”), and the Local Bankruptcy Rules for the Southern District of Florida (“Local Bankruptcy Rules”). Such notice is sufficient under the circumstances and no other or further notice is required.  The Debtors have filed the Plan Supplement (as defined below) on June 1, 2021 [ECF No. 423] which, among other things, includes (i) the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases  (defined herein) (i.e., the list of pre-petition executory contracts and unexpired leases for non-

residential real property to be assumed by the Debtors in connection with confirmation of the Plan in accordance with the provisions of the Plan) and (ii) Exit Facility Documents, consisting of (1) the Term Loan Agreement and (2) the Security Agreement (as defined in the Plan Supplement) and such filing and notice is sufficient under the circumstances and no further notice is required.

Upon consideration of the:  (i) the Certificate of Proponents of Plan on Acceptance of Plan, Report on Amount to be Deposited, Certificate of Amount Deposited and Payment of Fees [ECF No. 463] (“Ballot Report”)  (evidencing, among other things, that the Debtors have received the requisite acceptances of the Plan in both number and amount as required by §  1126 of the Bankruptcy Code); (ii) the Confirmation Affidavit of Troy Taylor [ECF No. 462] (“Confirmation Affidavit” together with the Ballot Report, collectively, the “Declarations”);  and the hearing to consider confirmation of the Plan held before the Court on June 11, 2021 (“Confirmation Hearing”); and the Court having reviewed and considered the Disclosure Statement, Plan, Disclosure Statement Order,  Plan Supplement (including the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases and the Exit Facility Documents),  Declarations, each informal objection which has not been withdrawn or otherwise mooted and the Debtors’ responses thereto, and all related documents; and the appearance of all interested parties being noted in the record of the Confirmation Hearing, including the Declarations filed and any testimony therein and the exhibits admitted into evidence; and upon all of the proceedings before the Court and upon the entire record of the Confirmation Hearing; and the Court having determined based upon all of the foregoing that the Plan should be confirmed, as reflected by the Court’s rulings made herein and on the record of the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor,

        It is ORDERED as follows:

FINDINGS OF FACT

A.    Findings and Conclusions.  The findings and conclusions set forth herein and on the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rules 7052 and 9014. The Court incorporates by reference all findings of fact and conclusions of law set forth on the record at the Confirmation Hearing as if set forth fully herein. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitutes findings of fact, they are adopted as such.

B.    Jurisdiction.  The Court has jurisdiction over the Debtors’ Chapter 11 Cases (as defined below) and confirmation of the Plan and any objections thereto pursuant to 28 U.S.C. § 1334.  Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order consistent with Article III of the United States Constitution with respect thereto. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. The Debtors are proper plan proponents under §  1121(a) and (c) of the Bankruptcy Code.

C.    Commencement and Joint Administration of the Debtors’ Chapter 11 Cases.  On September 22, 2020 (“Petition Date”) each of the Debtors commenced a case under chapter 11 of the Bankruptcy Code (“Chapter 11 Cases”). By prior order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. The Debtors have operated their businesses and managed their assets as debtors in possession pursuant to §§ 1107(a) and 1108 of the Bankruptcy Code.

D.    Appointment of Creditors’ Committee.  On October 20, 2020, the Office of the United States Trustee (“U.S. Trustee”) appointed the Creditors’ Committee which is comprised of the following five members: (i) Simon Property Group, Inc..; (ii) Jack’s Candy Company; (iii) Brookfield Properties Retail, Inc.; (iv) KRG Enterprises, Inc.; and (v) Nassau Candy Distributors, Inc. [ECF No. 110]. On or about October 23, 2020, the Creditors’ Committee selected Pachulski Stang Ziehl and Jones LLP (“PSZJ”) and Fox Rothschild LLP (“Fox Rothschild”) as counsel. On or about December 17, 2020, the Court entered orders effective as of October 23, 2020, approving PSZJ and Fox Rothschild’s retention. [ECF Nos. 197 and 198].

E.    Judicial Notice.  The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases.

F.    Oral Findings of Fact Incorporated. All oral findings of fact and conclusions of law entered by the Court at the Confirmation Hearing are incorporated by this reference, in accordance with Bankruptcy Rule 7052(a).

G.    Confirmation Hearing. On June 11, 2021, the Court conducted the Confirmation Hearing pursuant to Bankruptcy Code § 1128 and Bankruptcy Rule 3020(b)(2).

H.    Resolution of Informal Objections. As presented at the Confirmation Hearing, the consensual resolutions of certain informal objections satisfy all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules,  are in the best interests of the Debtors, and are approved. All objections, informal or otherwise, that were not resolved by agreement at the Confirmation Hearing are overruled.

I.    Solicitation and Notice.  On May 5, 2021, the Court entered the Disclosure Statement Order, which, among other things, conditionally approved the Disclosure Statement, finding that it contained “adequate information” within the meaning of § 1125 of the Bankruptcy Code, and established procedures for the Debtors’ solicitation and tabulation of votes on the Plan. The (a) Disclosure Statement Order,  (b) Disclosure Statement, (c) Plan, (d)  Ballot for voting on the Plan,  and (e) Solicitation Letter (collectively, the “Solicitation Package”), were served in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order (“Solicitation”). As described in the Disclosure Statement Order and related certificates of service (filed with the Court at ECF Nos. 320 and 325), (i) the service of the Solicitation Packages was adequate and sufficient under the circumstances of these Chapter 11 Cases, and (ii) adequate and sufficient notice of the Confirmation Hearing and other requirements, deadlines, hearings and matters described in the Disclosure Statement Order was timely provided in compliance with the requirements of the  Disclosure Statement Order,  Bankruptcy Rules and Local Bankruptcy Rules and such notice provided due process to all parties in interest. No other or further notice is required.

J.    Voting.  Votes on the Plan were solicited after disclosure of “adequate information” as defined in section 1125 of the Bankruptcy Code. As evidenced by the Ballot Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code, and the Bankruptcy Rules.

K.    Ballots.  All procedures used to distribute solicitation packages to the holders of Claims and Equity Interests and to tabulate Ballots were fair, properly conducted, in good faith, and in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Court, and all other applicable laws, rules and regulations.

L.    Impaired Classes Under the Plan. As set forth more fully in the Plan, Classes 2, 3, 4, 5 and 6 (collectively, the “Impaired Classes”) are impaired under the Plan as that term is defined in Bankruptcy Code § 1124. Aside from Classes 5 and 6 (Subordinated Claims and Equity Interests), Impaired Classes were entitled to submit votes to accept or reject the Plan.

M.    Impaired Classes that Have Voted to Accept the Plan. The Ballot Report indicates that at least two-thirds in dollar amount and more than half in number of the holders of claims in Classes 3 and 4 who voted on the Plan accepted it, and Classes 5 and 6 were deemed to reject the Plan. Thus, at least one impaired class of claims, determined without including any acceptance by an insider of any of the Debtors, has voted to accept the Plan.

N.    Plan Supplement.  On June 1, 2021 [ECF No. 423], the Debtors filed their supplement to the Plan (collectively, the “Plan Supplement”).  Among other things, the Plan Supplement included (i) the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan Supplement) (i.e., the list of pre-petition executory contracts and unexpired leases for non-residential real property to be assumed by the Debtors in connection with confirmation of the Plan in accordance with the provisions of the Plan) and (ii) Exit Facility Documents, consisting of (1) the Term Loan Agreement and (2) the Security Agreement (as defined in the Plan Supplement).  All materials included in the Plan Supplement and any amendments thereto are integral to, part of and incorporated by reference into the Plan. The Plan Supplement and the amendments thereto comply with the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and the Disclosure Statement Order and no other or further notice is necessary. The Debtors reserve their right to alter, amend, update or modify the Plan Supplement before the Effective Date to make non-material changes consistent with the Plan.

COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE

O.    Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying §  1129(a)(1) of the Bankruptcy Code.

P.    Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)).  In addition to Administrative Claims and Priority Tax Claims, which need not be classified, Article III of the Plan designates the following five classes of Claims and one class of Equity Interests: Class 1 (Other Priority Claims), Class 2 (Secured Claim of SHL Holdings, Inc.), Class 3 (Secured Construction/Mechanics Lien Claims), Class 4 (General Unsecured Claims), Class 5 (Subordinated Claims) and Class 6 (Equity Interests). Each of the Claims or Equity Interests, as the case may be, in each particular Class is substantially similar to the other Claims or Equity Interests within such Class. Valid business, legal and factual reasons exist for separately classifying the various Claims and Equity Interests pursuant to the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests. Accordingly, the Plan satisfies §§  1122 and 1123(a)(1) of the Bankruptcy Code.

Q.    Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Article  III of the Plan specifies that Class 1 (Other Priority Claims) are unimpaired under the Plan, thereby complying with §  1123(a)(2) of the Bankruptcy Code. Accordingly, the Plan satisfies §  1123(a)(2) of the Bankruptcy Code.

R.    Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article III of the Plan designates Class 2 (Secured Claim of SHL Holdings, Inc.), Class 3 (Secured Construction/Mechanics Lien Claims), Class 4 (General Unsecured Claims), Class 5 (Subordinated Claims) and Class 6 (Equity Interests) as impaired, and Article III of the Plan specifies the treatment of Claims and Equity Interests in such Classes, thereby complying with §  1123(a)(3) of the Bankruptcy Code. Accordingly, the Plan satisfies §  1123(a)(3) of the Bankruptcy Code.

S.    No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment on account of such Claim or Equity Interest, thereby satisfying §  1123(a)(4) of the Bankruptcy Code. Accordingly, the Plan satisfies §  1123(a)(4) of the Bankruptcy Code.

T.    Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan provides adequate and proper means for the implementation of the Plan as required by §1123(a)(5) of the Bankruptcy Code. Accordingly, the Plan satisfies §  1123(a)(5) of the Bankruptcy Code.

U.    Non-Voting Equity Securities/Allocation of Voting Power (11 U.S.C. § 1123(a)(6)).  The Plan provides for,  (1) in Article 3.10.2, among other things, that on the Effective Date 100% of the Equity Interests shall revest in the respective Reorganized Debtor. Accordingly, the Plan satisfies §  1123(a)(6) of the Bankruptcy Code.

V.    Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  The Plan provides in Article 12.28 that, as of the Effective Date, the directors, officers, partners, members and managers, as the case may be, of each of the Debtors immediately prior to the Effective Date shall be deemed to be the directors, officers, partners, members and managers, as the case may be, of each of the Reorganized Debtors without any further action by any party. Accordingly, the selection of directors, officers, partners, members, and managers are consistent with the interests of creditors, equity security holders, and public policy. As such, the Plan satisfies section 1123(a)(7) of the Bankruptcy Code.

W.    Additional Plan Provisions (11 U.S.C. § 1123(b)).  The other provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Order shall not diminish or impair the effectiveness of this Order.

X.    Impairment/Unimpairment of Classes of Claims and Equity Interests (11 U.S.C. § 1123(b)(1)).  As contemplated by section 1123(b)(1) of the Bankruptcy Code, Classes 2, 3, 4, 5 and 6 are impaired by the Plan, and Class 1 is unimpaired. Accordingly, the Plan satisfies section 1123(b)(1) of the Bankruptcy Code.

Y.    Assumption and Rejection of Executory Contracts (11 U.S.C. § 1123(b)(2)).  In accordance with section 1123(b)(2) of the Bankruptcy Code, Article 4.3 of the Plan provides that all executory contracts and unexpired leases listed on the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases [ECF No. 423] shall be deemed assumed by the Reorganized Debtors as of the Confirmation Date.  Article 4.1 of the Plan further provides that all other executory contracts and unexpired leases shall be deemed rejected as of the Confirmation Date. Article 4.3.1 of the Plan provides for the assumption, as of the Confirmation Date, of agreements that are executory and unexpired leases. Accordingly, the Plan satisfies the requirements of section 1123(b)(2) of the Bankruptcy Code.

Z.    Debtors’ Release, Retention of Causes of Action (11 U.S.C. §1123(b)(3)).

i.    Releases by the Debtors and their Estates. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code, Article 9.8.1 of the Plan contains a release of claims of the Debtors and the Reorganized Debtors, their Estates, and each of their current and former Affiliates and Representatives against certain parties (collectively, the “Released Parties”)3 relating to the

Debtors, existing as of the Effective Date or thereafter arising from occurrences prior to the Effective Date (the “Debtors’ Release”). Claims held by the debtor against third parties are property of the estate and may be released in exchange for settlement.  See, e.g., In re Johns-Manville (Manville I), 837 F.2d 89, 91-92 (2d Cir. 1988); see also 11 U.S.C. 541(a)(1).  When reviewing releases in a debtor’s plan, courts consider whether such releases are in the best interest of the estate.  See, e.g., Winn-Dixie Stores, 356 B.R. at 260; In re Celotex Corp., 204 B.R. 586, 610 (Bankr. M.D. Fla. 1996).

As set forth in Article 9.8.1 of the Plan, the Debtors’ Release provides that “each of the Debtors and their current and former Affiliates and Representatives and the Estates shall be deemed to have provided a full, complete, unconditional and irrevocable release to the Released Parties…from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever … as of the Effective Date or arising thereafter …” Pursuant to section 1123(b)(3), the Debtors may include a settlement of any claims they own as a discretionary provision in their Plan. Here, the Debtors’ Release is “an integral part of a comprehensive Plan that provides substantial value to the estates.”  In re Charter Commc’ns, 419 B.R. 221, 257 (Bankr. S.D.N.Y. 2009).  The Released Parties sought the inclusion of the Debtors’ Release in the Plan. The Debtors do not believe that they are foregoing any valuable claims or causes of action against the Released Parties.

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3    As defined in the Plan, “Released Parties” means, collectively, “(i) the Debtors, (ii) the Creditors’ Committee and its members (solely in their capacity as members of the Creditors’ Committee), (iii) the Plan Proponents, (iv) SHL, (v) BBX Capital, Inc., and (vi) the current and former Representatives of each of the foregoing described in clauses ‘(i)’ through ‘(v)’ hereof.”  See Plan, Art. I (II)(jjjj).

    Also, “Representatives” means “with regard to an Entity (including the Debtors), any current or former members, equity holders, officers, directors, managers, principals, partners, employees, and agents.  See Plan, Art. I. (II)(llll).

Significantly, the Debtors’ Release is subject to significant carve-outs. The Debtors’ Release does not apply to any claims against any Released Party resulting from acts or omissions determined by a court to have constituted willful misconduct or gross negligence. Therefore, the Debtors’ Release is limited in scope and granting the Debtors’ Release represents a valid exercise of the Debtors’ business judgment and is in the best interest of the estates.

ii.    Retention of Causes of Action. Section 1123(b)(3)(B) provides that a plan may “provide for the retention and enforcement by the debtor . . . or by a representative of the estate appointed for such purpose, of any . . . claim or interest [belonging to the debtor or the estate].”  Article 12.29 of the Plan appropriately provides for the preservation by the Debtors and/or Reorganized Debtors of Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code.  Article 5.9 of the Plan provides for the waiver of Avoidance Actions against holders of Class 4 claims (General Unsecured Claims). The provisions regarding Causes of Action and Waived Avoidance Actions in the Plan are appropriate and are in the best interests of Debtors, their estates, Creditors, and other parties in interest.  Therefore, the Plan complies with section 1123(b)(3)(B).

AA.    Sale of All or Substantially All Assets (11 U.S.C. § 1123(b)(4)). Section 1123(b)(4) applies to cases where the debtor’s plan provides for the sale of all or substantially all of the debtor’s assets. The Plan does not provide for such sale, and, therefore, this provision is inapplicable to the Plan.

BB.    Modification of Creditor Rights (11 U.S.C. § 1123(b)(5)). Section 1123(b)(5) provides that a Plan may “modify the rights of holders of secured claims, other than a claim secured only by a security interest in real property that is the debtor’s principal residence, or of holders of unsecured claims, or leave unaffected the rights of holders of any class of claims.”

11 U.S.C. 1123(b)(5).  As set forth in Article III of the Plan, the Plan modifies the rights of holders of Claims and Equity Interests in Classes 2, 3, 4, 5 and 6.  The Plan leaves unaffected the rights of holders of Claims in Classes 1.  Accordingly, the Plan is consistent with section 1123(b)(5) of the Bankruptcy Code.

CC.    Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

DD.    Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code § 1129(a)(2). The Debtors have complied with all provisions of the Bankruptcy Rules, the Local Bankruptcy Rules and the Disclosure Statement Order in transmitting the Plan, the Disclosure Statement, the Ballots and related documents and notices, and in soliciting and tabulating votes on the Plan.

EE.    Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan (including all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby complying with section 1129(a)(3) of the Bankruptcy Code. The Debtors’ good faith is evident from the record of these Chapter 11 Cases, including the record of the hearing to conditionally approve the Disclosure Statement, the entry by this Court of the Disclosure Statement Order,  the record of the Confirmation Hearing, and other proceedings held in these Chapter 11 Cases. The Plan  is based upon extensive, arms-length and good faith negotiations between and among the Debtors, the Creditors’ Committee, and other Creditors and parties-in-interest, and represent the culmination of months of intensive negotiations and discussions among all parties in interest. Moreover, the Plan was proposed with the legitimate purpose of maximizing the value of the Debtors’ estates and effectuating a successful reorganization of the Debtors. The Plan accomplishes  equitable distribution of the Debtors’ assets by providing the means through which the Debtors may effectuate distributions to the Creditors.  The impaired classes of Claims entitled to vote to accept or reject the Plan (Class 2, 3 and 4)  have voted overwhelmingly to accept the Plan and practically all of the Debtors’ significant creditors support the Plan. Further, the indemnification, exculpation, release, and injunction provisions of the Plan have been negotiated in good faith and at arms-length with, among other persons, representatives of the Debtors, parties in interest, and their respective advisors, are consistent with §§ 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary to the Debtors’ successful reorganization in chapter 11. Accordingly, the Plan and the related documents have been filed in good faith and the Debtors have satisfied their obligations under §  1129(a)(3) of the Bankruptcy Code.

FF.    Payment for Services or Cost and Expenses (11 U.S.C. § 1129(a)(4)).  Pursuant to §  331 of the Bankruptcy Code, all payments made or to be made by the Debtors for services or for costs and expenses in connection with these Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying §  1129(a)(4) of the Bankruptcy Code.

GG.    Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with §  1129(a)(5) of the Bankruptcy Code. As of the Effective Date, the directors, officers, partners, members and managers, as the case may be, of each of the Debtors immediately prior to the Effective Date shall be deemed to be the directors, officers, partners, members and managers, as the case may be, of each of the Reorganized Debtors without any further action by any party. As such, the Plan satisfies §  1129(a)(5) of the Bankruptcy Code.

HH.    No Rate Changes (11 U.S.C. § 1129(a)(6)).  No governmental regulatory commission has jurisdiction, after confirmation of the Plan, over the rates of the Debtors. Thus, §  1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

II.    Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies Bankruptcy Code § 1129(a)(7). The Disclosure Statement the Confirmation Affidavit, and evidence adduced at the Confirmation Hearing: (i) are persuasive, credible and accurate as of the dates they were prepared, presented or proffered: (ii) either have not been controverted by other persuasive evidence or have not been challenged; (iii) are based upon reasonable and sound assumptions; and (iv) establish that each holder of a Claim in an Impaired Class will receive or retain under the Plan, on account of such Claim, property of a value, as of the Effective Date, that is not less than the amount that it would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on such date.

JJ.    Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  Class 1 (Other Priority Claims) is unimpaired under the Plan and is, therefore, conclusively deemed to have accepted the Plan pursuant to §  1126(f) of the Bankruptcy Code. Class 2 (Secured Claim of SHL Holdings, Inc.), Class 3 (Secured Construction/Mechanics Lien Claims), and Class 4 (General Unsecured Claims),  the impaired Classes of Claims eligible to vote, have affirmatively voted almost universally to accept the Plan. As such, §  1129(a)(8) is satisfied with respect to these Classes of Claims.  Class 5  (Subordinated Claims) and Class 6  (Equity Interests) are deemed to reject the Plan pursuant to §  1126(g) of the Bankruptcy Code, because the holders of Subordinated Claims in Class 5 and Equity Interests in Class 6 will not receive or retain any Distributions under the Plan; provided, however, that on the Effective Date the Equity Interests shall revest in the current holders of the Equity Interests in their current proportionate shares.

KK.    Treatment of Administrative Expense Claims and Priority Tax Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Administrative Claims and Priority Tax Claims pursuant to Article II of the Plan satisfies the requirements of §  1129(a)(9)(A), (B), (C) and (D) of the Bankruptcy Code.

LL.    Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)).  Class 3 (Secured Construction/Mechanics Lien Claims), and Class 4 (General Unsecured Claims), voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of §  1129(a)(10) of the Bankruptcy Code. Specifically, as set forth in the Ballot Report, approximately 100% (in dollar amount of claims) and 100% (in number of ballots) of the Creditors casting Class 3 Ballots in Class 3 voted to accept the Plan, and approximately 99.10% (in dollar amount of claims) and 98.92% (in number of ballots) of the Creditors casting Class 4 Ballots in Class 4 voted to accept the Plan.  Therefore, the requirements of section 1129(a)(10) of the Bankruptcy Code have been satisfied.

MM.    Feasibility (11 U.S.C. § 1129 (a)(11)).  The information in the Disclosure Statement and the evidence proffered or adduced at the Confirmation Hearing and in the Confirmation Affidavit: (i) is persuasive and credible; (ii) has not been controverted by other evidence; and (iii) establishes that the Plan is feasible, there is a reasonable likelihood that the Debtors or Reorganized Debtors, as the case may be, will meet their financial obligations under the Plan in the ordinary course of business, confirmation of the Plan is not likely to be followed by any liquidation or need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of §  1129(a)(11) of the Bankruptcy Code.

NN.    Payment of Fees (11 U.S.C. § 1129(a)(12)).  As required pursuant to Article 2.5 of the Plan, all fees payable under §  1930 of title 28 of the United States Code have been or will be paid within ten (10) days of the Effective Date for pre-confirmation periods, and each Debtor shall further pay the U.S. Trustee the appropriate sum required for post-confirmation periods within the time period set forth in 28 U.S.C. § 1930(a)(6), thereby satisfying the requirements of §  1129(a)(12) of the Bankruptcy Code. The statutory fees paid by each Debtor to the U.S. Trustee and any fees paid by any Debtor to the Clerk of the Bankruptcy Court from the Petition Date through the Effective Date shall not be affected by the procedural consolidation under the Plan.  The procedural consolidation provided by the Plan is approved and (i) shall not be retroactive to the Petition Date for the purpose of payment of statutory fees to the U.S. Trustee, and (ii) shall not affect the obligation of the separate Debtors to continue to file their respective operating and Quarterly Reports and pay U.S. Trustees fees until the earlier of the closing of the Debtors’ cases by the issuance of a final decree by the Court, or upon the entry of an Order by the Court dismissing the Debtors’ chapter 11 cases or converting the Debtors’ chapter 11 cases to another chapter under the United States Bankruptcy Code. The Debtors’ monthly operating report for June 2021 will cover the period inclusive of May 1-31,  2021. The Reorganized Debtors shall further pay the U.S. Trustee the appropriate sums required pursuant to 28 U.S.C. § 1930(a)(6) based upon all disbursements of the Reorganized Debtors for post-Confirmation periods within the time period set forth in 28 U.S.C. § 1930(a)(6), until the closing of the Chapter 11 Cases by the issuance of a final decree by the Bankruptcy Court. The Reorganized Debtors shall provide to the U.S. Trustee upon the payment of each post-Confirmation payment an appropriate affidavit indicating all the Cash disbursements for the relevant period. In addition, the affidavit provided by the Reorganized Debtors to the U.S. Trustee shall be filed on the docket with the Bankruptcy Court and shall set forth each Distribution made under the Plan (indicating the Class (if applicable), identity, applicable claim number and the amount of the distribution).

OO.    Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  The Debtors have no obligations with respect to retiree benefits. Accordingly, §  1129(a)(13) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

PP.    No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation. Accordingly, §  1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

QQ.    Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).  The Debtors are not individuals, and accordingly, §  1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

RR.    No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  The Debtors are moneyed, business, or commercial corporations, and/or partnerships, as the case may be, and, accordingly, §  1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

SS.    No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)).  The Debtors have satisfied the requirements of §  1129(b)(1) of the Bankruptcy Code  (§  1129(b)(2) is inapplicable) with respect to Class 5  (Subordinated Claims) and Class 6 (Equity Interests) (“Rejecting Classes”). The Claims and Equity Interests in Classes 5 and 6 are those of the insiders of the Debtors. As the classes of impaired creditors entitled to vote on the Plan have approved the Plan, the requirements of §  1129(b)(2) of the Bankruptcy Code are inapplicable, and the Plan may be confirmed notwithstanding the deemed rejection by the Rejecting Classes.

TT.    Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan filed in these cases, and accordingly, §  1129(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

UU.    Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and there has been no objection filed by any governmental unit asserting such avoidance. Accordingly, the Plan complies with Bankruptcy Code § 1129(d).

VV.    Small Business Case (11 U.S.C. § 1129(e)).  None of the Chapter 11 Cases are “small business case[s],” as that term is defined in the Bankruptcy Code, and, accordingly, §  1129(e) of the Bankruptcy Code is inapplicable.

Additional Findings

WW.    Good-Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Court in these Chapter 11 Cases and the Ballot Report, the Debtors have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, §  1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation.

XX.    Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in §  1129 of the Bankruptcy Code.

YY.    Implementation.  All documents necessary to implement the Plan, including, without limitation, those contained in the Plan Supplement, all other relevant and necessary documents have been negotiated in good faith and at arms-length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

ZZ.    Good Faith of the Debtors.  The Debtors and the Creditors’ Committee, and all of their respective current directors, managers, officers, members, equity holders, employees, agents, financial advisors, partners, attorneys, other professional advisors and representatives (i) have acted in good faith in negotiating, formulating, and proposing the Plan and agreements, compromises, settlements, transactions and transfers contemplated thereby, and (ii) will be acting in good faith in proceeding to (a) consummate the Plan and the agreements, compromises, settlements, transactions, and transfers contemplated thereby and (b) take the actions authorized and directed or contemplated by this Order.

AAA.    Executory Contracts and Unexpired Leases.  The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts and unexpired leases as set forth in the Plan.

BBB.    Transfers by Debtors.  All transfers of property and assets of the Debtors’ estates shall be free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan, the Plan Supplement, or this Order.

CCC.    Vesting of Assets.  Except as provided in the Plan, pursuant to §  1141(b) and (c) of the Bankruptcy Code, all property of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, liabilities, encumbrances, charges and other interests, including, without limitation, any and all claims, liens, encumbrances and any and all right, title, and interests related thereto of governmental entities relating to any tax liabilities or similar liabilities. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable non-bankruptcy law.

DDD.    Injunction, Exculpation, and Releases.  As modified by Paragraph 43 of this Order, the Court has jurisdiction under §  1334(a) and (b) of title 28 of the United States Code to approve the injunction, exculpation, and releases set forth in Article XI of the Plan, because, inter alia, these provisions are an integral part of the Debtors’  reorganization plan. Moreover, the approval of the injunctions, exculpations, and releases set forth in Article XI of the Plan are core matters under §  157 of title 28 of the United States Code because, inter alia, these provisions arise in the context of confirmation of the Plan and are integral parts of the Plan. Section 105(a) of the Bankruptcy Code permits issuance of the injunction and approval of the releases set forth in Article XI of the Plan if, as has been established here based upon the record in the Chapter 11 Cases, the Disclosure Statement, the Confirmation Affidavit and the evidence presented at the Confirmation Hearing, such provisions (i) were integral to the agreement among the various parties in interest and are important and necessary to the formulation and implementation of the Plan, as provided in §  1123 of the Bankruptcy Code, (ii) confer substantial benefits on the Debtors’ estates and creditors, (iii) are fair and reasonable and/or are justified based upon the unusual circumstances of these Chapter 11 Cases, and (iv) are in the best interests of the Debtors, their estates, and parties in interest. Further, the release and exculpation provisions in the Plan are subject to certain carve-outs that do not relieve any party of, among other things, liability for an act or omission to the extent such act or omission is determined by a final order by a court of competent jurisdiction to have constituted willful misconduct or gross negligence, and do not release any Causes of Action retained by the Debtors. Based upon the record of these Chapter 11 Cases and the evidence proffered or adduced in support of confirmation of the Plan, this Court finds that the injunction, exculpation, and releases set forth in Article XI of the Plan are consistent with the Bankruptcy Code and applicable law. Pursuant to §  1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule

9019(a), the releases, exculpations, and injunctions set forth in Article XI of the Plan and implemented by this Order are fair, equitable, reasonable, and in the best interests of the Debtors and their estates, creditors and equity holders. The failure to include such provisions would seriously impair the Debtors’ ability to confirm a consensual Plan in these Chapter 11 Cases. Accordingly, this Court finds that the releases, exculpations, and injunctions set forth in Article XI of the Plan are consistent with the Bankruptcy Code and applicable law.

EEE.    Preservation of Causes of Action.  It is in the best interests of the Debtors and their creditors and holders of Equity Interests that the Debtors preserve the Causes of Action as set forth in Article 12.20 of the Plan and to waive Avoidance Actions as provided for in Article 5.9 of the Plan.

FFF.    Conditions to Effectiveness. Each of the conditions to the Effective Date, as set forth in Article 8.1 of the Plan have been satisfied, waived, or will be satisfied by entry of this Order, provided however, that the occurrence of the Effective Date is subject to satisfaction or waiver, as applicable, of the conditions to the Effective Date set forth in the Plan.

GGG.    Reorganized Debtors Not Successors to the Debtors.  Except with respect to the payment of the Claims expressly provided for in Article II (including, but not limited to, Professional Compensation and Reimbursement Claims) and Article III of the Plan and the Debtors’ assumed Executory Contracts and Unexpired Leases, the Reorganized Debtors shall not be the successors to the Debtors and their Estates. Except with respect to the rights of the Reorganized Debtors expressly provided for in the Plan (including, but not limited to, the investigation and pursuit of the Causes of Action) and this Order and the Debtors’ assumed Executory Contracts and Unexpired Leases, (i) the Reorganized Debtors shall not assume, incur or be responsible for any claims or liabilities of the Debtors or any of their affiliates, and (ii) the

Reorganized Debtors shall not be successors or successors in interest of the Debtors nor incur any successor or transferee liability of any kind, nature or character, including, without limitation, in relation to (a) any and all liabilities arising or resulting from or relating to the transactions contemplated by the Plan, (b) any and all Claims, Liens, liabilities, encumbrances, charges and other interests arising from or relating to any conduct, liabilities, or obligations of the Debtors, and (c) any and all Claims, Liens, liabilities, encumbrances, charges and other interests and any and all right, title, and interests related thereto, of governmental entities relating to any tax or similar liabilities.

HHH.    Exit Facility. The Exit Facility and the Exit Facility Documents are essential elements of the Plan, are necessary for confirmation and consummation of the Plan, and are critical to the overall success and feasibility of the Plan. The execution, performance, incurrence of all fees to be paid by the Debtors or the Reorganized Debtors, and the creation and perfections of the liens in connection therewith are necessary and appropriate for confirmation of the Plan and the operation of the Reorganized Debtors. The Exit facility and the Exit Facility Documents were negotiated and shall be deemed to have been negotiated at arm’s-length and in good faith, without the intent to hinder, delay or defraud any creditors of the Debtors, and the value provided to the Debtors by the Exit Facility and the Exit Facility Documents is at least reasonably equivalent value to the value the Debtors are providing to SHL under and in connection with the Exit Facility. The Debtors have exercised reasonable business judgment consistent with their fiduciary duties in determining to enter into the Exit Facility and the Exit Facility Documents and have provided sufficient and adequate notice of the material terms of the Exit Facility to all parties in interest in these Chapter 11 Cases. The execution, delivery, or performance by the Debtors or the Reorganized Debtors, as applicable, of any of the Exit Facility Documents and compliance by the Debtors or Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan and this Confirmation Order. The financial accommodations to be extended pursuant to the Exit Facility and the Exit Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes, shall not be subject to recharacterization for any purpose whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

CONCLUSIONS OF LAW

        Accordingly, it is ORDERED as follows:

1.    Confirmation.  All requirements for confirmation of the Plan have been satisfied. Accordingly, the Plan in its entirety is CONFIRMED pursuant to §  1129 of the Bankruptcy Code. The terms of the Plan are incorporated by reference into, and are an integral part of, this Order.

2.    Approval of the Exit Facility.    For the reasons set forth in the Confirmation Affidavit and the record at the Confirmation Hearing, the Exit Facility in the aggregate principal amount of up to $13 million as a first lien facility described in Article 5.4 of the Plan and as contained in the Plan Supplement is approved. On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the exit Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit Facility and the Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the Exit Facility

Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facility. On the Effective Date, all of the liens and security interests to be granted in accordance with the Exit Facility Documents (i) shall be deemed to be granted, (ii) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (iii) shall be deemed automatically perfected on the Effective Date, subject only to such liens and security interests as may be permitted under the Exit Facility Documents, and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granting such liens and security interests shall be authorized to make all filing and recordings, and to obtain governmental approval and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and Confirmation Order (it being understood that perfection shall occur automatically by virtue of this Confirmation Order and any such filings, recordings, approval, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

3.    Indemnification of SHL and the Creditors’ Committee. For the reasons set forth in the Confirmation Affidavit and the record at the Confirmation Hearing, the Indemnification of SHL and the Creditors’ Committee described in Article 5.5, as modified by Paragraph 43 of this Order, is approved.

4.    Objections.  All parties have had a full and fair opportunity to litigate all issues raised by the informal objections, or which might have been raised, and the informal objections have been fully and fairly litigated. The Objection and Reservation of Rights of Washington Prime Group Inc. to the Plan of Reorganization for IT’SUGAR FL I LLC, IT’SUGAR LLC, IT’SUGAR ATLANTIC CITY LLC AND IT’SUGAR FLGC LLC [ECF No. 428] (the “WPG Objection”) filed on June 3, 2021 has been resolved pursuant to the language set forth in Paragraph 43 of this Order and by the Debtors’ payment of their post-petition rent obligations. Except for the WPG Objection, all objections (informal or otherwise), responses, statements, and comments in opposition to the Plan, other than those withdrawn with prejudice in their entirety prior to the Confirmation Hearing or otherwise resolved on the record of the Confirmation Hearing and/or herein, are overruled for the reasons stated on the record.

5.    Findings of Fact and Conclusions of Law.  The findings of fact and the conclusions of law stated in this Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014.  To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

6.    Plan Documents.  The Plan, Plan Supplement (including, but not limited to, the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases) and any amendments, modifications, and supplements thereto, and any other documents and agreements provided by the Debtors in support of confirmation of the Plan (including all exhibits and attachments thereto and documents referred to therein) (collectively, the “Plan Documents”), and the execution, delivery, and performance thereof by the Debtors,  are authorized and approved when they are finalized, executed and delivered, and are integral to, part of and are incorporated by reference into the Plan. Without further order or authorization of this Court, the Reorganized

Debtors are authorized and empowered to make all modifications to all Plan Documents that are consistent with the Plan. Execution versions of the documents comprising the Plan Documents shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all liens and security interests purported to be created thereby.

7.    Solicitation and Notice.  Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based on the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.  The solicitation of votes on the Plan and the Solicitation Materials complied with the solicitation procedures in the Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. Notice of the Plan, and all related documents, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

8.    Omission of Reference to Particular Plan Provisions.  The failure to specifically describe or include any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan be approved and confirmed in its entirety.

9.    Plan Classification Controlling.  The classifications of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classification set forth on the Ballots tendered or returned by the Debtors’

creditors in connection with voting on the Plan were set forth on the Ballots solely for purposes of voting to accept or reject the Plan.

10.    Binding Effect.  Except as otherwise provided in §  1141(d)(3) of the Bankruptcy Code, upon entry of this Confirmation Order and subject to the occurrence of the Effective Date, the provisions of the Plan shall bind (i) any holder of a Claim against or Equity Interest in the Debtors and their respective successors and assigns, whether or not such Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan, (ii) any and all non-debtor parties to assumed executory contracts and unexpired leases with the Debtors, (iii) those parties who provided informal objections to the Plan, (iv) every other party in interest in these Chapter 11 Cases, and (v) all parties receiving distributions under the Plan, and their respective heirs, executors, administrators, successors, or assigns.

11.    Continued Corporate Existence of the Reorganized Debtors.  Pursuant to and in accordance with Article 12.3 of the Plan, on or as soon as practicable after the Effective Date, the Debtors and/or the Reorganized Debtors, as applicable, shall take such actions as may be or become necessary, without further action being required under applicable law, regulation, order or rule (including, without limitation, any action by the board of directors, stockholders, partners, members or managers of any Debtor or members of the Reorganized Debtors), and cause the Equity Interests to revest in the current holders of the Equity Interests in their current proportionate shares.  In addition, as of the Effective Date or as soon as practicable thereafter and without the need for any further action by this Court or any other court or governmental unit, or by the board of directors, stockholders, partners, members or managers of any Reorganized Debtor, the Reorganized Debtors may, pursuant to and in accordance with the Plan, engage in any other transaction in furtherance of the Plan.

12.    On the Effective Date (except to the extent otherwise provided in the Plan), each note, instrument, certificate or other document evidencing a Claim or Equity Interest shall be cancelled and the obligations of the Debtors discharged in accordance with §  1141(d)(1) of the Bankruptcy Code.

13.    Issuance of New Equity:     On the Effective Date, free and clear of all Liens, Claims, interests and encumbrances and in accordance with Article 3.10.2 of the Plan, the Equity Interests shall revest in the current holders of the Equity Interests in their current proportionate shares and to the extent the Reorganized Debtors issue any equity in the Reorganized Debtors is authorized without the need for any further corporate action and without any action by the holders of Claims or Equity Interests.

14.    Substantive Consolidation for Voting and Distributional Purposes Only.  Entry of this Order shall constitute the approval, pursuant to §  105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Debtors solely for the purpose of voting, confirmation and distribution as provided in Article 5.1 of the Plan. This consolidation shall not affect the obligation of the separate Debtors to continue to file their respective operating and Quarterly Reports and pay U.S. Trustee fees until the earlier of the closing of the Debtors’ cases by the issuance of a final decree by the Court, or upon entry of an Order by the Court dismissing the Debtors’ chapter 11 cases or converting the Debtors’ chapter 11 cases to another chapter under the United States Bankruptcy Code.

15.    The Causes of Action.  On the Effective Date, the Debtors shall be deemed to have automatically transferred to the Reorganized Debtors all of their right, title, and interest in and to all of the Causes of Action, and in accordance with §  1141 of the Bankruptcy Code, all such Causes of Action shall automatically vest in the Reorganized Debtors free and clear of all Claims,

Liens, liabilities, encumbrances, charges and other interests subject only to the distributions to be made on Allowed Claims of the holders of Allowed Claims as set forth in the Plan. In connection with the vesting and transfer of the Causes of Action, including rights and causes of action, any attorney-client, work-product protection or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Reorganized Debtors shall vest in the Reorganized Debtors. The Debtors are authorized to take all necessary actions to effectuate the transfer of such privileges, protections and immunities. Also on the Effective Date, the Debtors shall be deemed to have waived Avoidance Actions as set forth in Article 5.9 of the Plan.

16.    Distributions Under the Plan.  All distributions under the Plan shall be made in accordance with Article II and Article III of the Plan, as applicable, and such methods of distribution as described in the Plan are approved.

17.    Disputed Claims.  The provisions of Article 6 of the Plan, including, without limitation, the provisions governing procedures for resolving Disputed Claims, are found to be fair and reasonable and are approved. In connection with distributions on account of Allowed Claims, distributions on account of such Disputed Claims shall be made in accordance with Articles II, III, VI and VII and VIII of the Plan to the extent any such Disputed Claim becomes Allowed.

18.    Treatment is in Full Satisfaction.  All distributions under the Plan shall be made in accordance with the Plan. Except as set forth herein and in the Pan, the treatment set forth in the Plan is in full satisfaction of the legal, contractual and equitable rights (including any liens) that each entity holding a Claim or Equity Interest may have in or against the Debtors, the Estates, or their respective property. This treatment supersedes and replaces any agreements or rights those entities may have in or against the Debtors, the Estates, or their respective property.

19.    Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).  Pursuant to Article IV of the Plan, and pursuant to §§ 365(a) and 1123(b)(2) of the Bankruptcy Code as of the Confirmation Date, as of the Confirmation Date all executory contracts and unexpired leases that exist between the Debtors and any person or entity (A) that (i) are not already subject to a prior order of this Court, or (ii) are not listed on the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases, or (iii) have not been rejected by the Debtors with the approval of the Bankruptcy Court and that are not subject of pending motions to assume or reject on the Confirmation Date, (B) shall be deemed to have been rejected by the applicable Debtor as of the Confirmation Date.  Each executory contract and unexpired lease that is either assumed or rejected under the Plan shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease.

20.    Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.  Entry of this Order shall, upon the Confirmation Date, constitute the approval, pursuant to §§ 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption, assignment, or rejection of the executory contracts and unexpired leases pursuant to Article IV of the Plan. The effect of confirmation of the Plan, the results thereof, and the transactions resulting therefrom or any other effect of these Chapter 11 Cases, including specifically any changes to the Debtors’ boards of directors and equity interests, shall not be and are not a “change of control” and shall not trigger any such or similar provision of any of the executory contracts and unexpired leases assumed pursuant to the Plan.

21.    Inclusiveness.  Unless otherwise specified in the Plan Supplement, each executory contract and unexpired lease listed or to be listed in the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such modification, amendment, supplement, restatement agreement, instrument or other document is listed on the Plan Supplement.

22.    Bar Date for Filing Proofs of Claim Relating to Executory Contacts and Unexpired Leases Rejected Pursuant to the Plan.  Claims created by the rejection of executory contracts or unexpired leases (including, without limitation, the rejection provided in Article 4.1 of the Plan) or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors no later than thirty (30) days after entry of an Order rejecting such contract or lease if such Order is entered after the Effective Date. Any rejection claim for which a proof of claim is not filed and served within the time deadlines provided in the Plan and this Order will be forever barred from assertion and shall not be enforceable against the Debtors, their assets, properties, or interests in property, or the Reorganized Debtors, or their assets, properties, or interests in property.  Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims in Class 4 under the Plan and shall be subject to the provisions of the Plan.

23.    Vesting of Assets.  Pursuant to Article 12.24 of the Plan, upon the Effective Date, all property and assets of the Debtors shall vest in the Reorganized Debtor, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided in the Plan, including, without limitation, any and all Claims, Liens, liabilities, encumbrances, charges and other interests and any and all right, title and interests related thereto of governmental entities relating to any tax liabilities or similar liabilities. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable non-bankruptcy law. From and after the Effective Date, the Reorganized Debtors may operate the Debtors’ business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code.

24.    Title to Assets.  Except as otherwise provided in the Plan, on the Effective Date, title to all assets and interests in property dealt with by the Plan shall vest in the Reorganized Debtors, as provided in the Plan, free and clear of all Claims, Equity Interests, Encumbrances, and other interests, and this Order shall be a judicial determination of discharge of the liabilities of the Debtors arising prior to the Effective Date, except as may be otherwise provided in the Plan.

25.    Discharge of Claims and Termination of Equity Interests.  Except as provided in the Plan, in consideration of the rights afforded in the Plan and the payments and distributions to be made under the Plan, all existing debts, Claims, and Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties, shall be and hereby are discharged and terminated to the fullest extent permitted by §  1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors shall be, and shall be deemed to be, and hereby are, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors and their respective successors or assignees, or any of their respective assets or properties, any other or further Claim or Equity

Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest, and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.  Upon the Effective Date, all such persons shall be and hereby are forever precluded and enjoined, pursuant to §  524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors. For the avoidance of doubt, on the Effective Date, 100% of the equity in each Reorganized Debtor shall revest in the respective reorganized Debtor, and with respect to IT’SUGAR, the rights and claims of Holders of Equity Interests as set forth in the LLC Agreement, and any and all other organizational documents of the Debtors, shall be assumed, ratified and reinstated, including without limitation, It’Sugar Holdings, LLC’s Preferred Return and Unreturned Invested Capital (as those terms are defined in the LLC Agreement).

26.    Injunction.  Except as set forth in this Confirmation Order,   pursuant to Article 4.5 of the Plan, as modified by Paragraph 43 of this Order, all Entities are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner against the Debtors, the Reorganized Debtors, the Estates, the Creditors’ Committee and their successors and assigns, and their assets and properties, (b) the enforcement, attachment, levying, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Released Parties or any of their respective property or assets or any interest therein, (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Released Parties or any of their respective property or assets or any interest therein, or (d) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled under the Plan. Such injunction extends to any successors of the Debtors, the Reorganized Debtors, and the Released Parties and their respective properties and interest in properties.

27.    Injunction Against Interference With Plan.  Pursuant to Article 9.5 of the Plan, upon the entry of this Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, managers, directors, principals and Affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

28.    Terms of Injunction.  Unless otherwise provided in this Order, all injunctions or stays arising under or entered during these Chapter 11 Cases under §§ 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date, other than injunctions issued pursuant to the Plan shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

29.    Releases are Approved.  The releases set forth in the Plan, as modified by Paragraph 43 of this Order, are reasonable and appropriate given the facts and circumstances of these Chapter 11 Cases and the substantial consideration provided by the Released Parties. The releases are an integral part of the Plan and are supported by the substantial consideration provided therein. In evaluating the reasonableness of the releases, the Court has considered the factors set forth in In re Seaside Engineering &  Surveying, Inc., 780 F.3d 1070 (11th Cir. 2015) and In re Dow Corning Corp.,  280 F.3d 648, 658 (6th Cir. 2002).  Seaside gives this Court the discretion to determine which of the Dow Corning factors is relevant in these Chapter 11 Cases.    Seaside, 780 F.3rd at 1079. The Court has considered each of the Dow Corning factors. For the reasons set forth at the Confirmation Hearing, the Court concludes that the Plan satisfies a number of these factors, and the Court places particular emphasis on the following:

(a) the Debtors and parties related to this set of Released Parties (i.e., current and former Representatives) confronted novel challenges and faced unique risks, as they worked to reorganize the Debtors on an expedited basis and to be in the position to propose the Plan for creditor approval and confirmation;

(b) the Debtors, the Creditors’ Committee,  and parties related to this set of Released Parties. (i.e., current and former Representatives) undertook substantial efforts that, in addition to those actions described herein, also included (among other things) engaging in extensive negotiations for months to negotiate the Plan which will provide to the holders of Allowed Claims in Class 4 (General Unsecured Claims) a one-time lump sum distribution comprised of 15% of the respective Allowed General Unsecured Claim on the later of: (i) the Effective Date or as soon as practicable thereafter; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed General Unsecured Claim; and (iii) the date or dates agreed to by the Debtors and the holder of the General Unsecured Claim; and

(c) The Debtors’ efforts with respect to the lease negotiations with substantially all of the Debtors landlords, as estimated by the Debtors, resulted in substantial cost benefits and restructuring of the Debtors’ lease obligations, which also resulted in far fewer lease rejections (and related general unsecured lease rejection damage claims), thereby providing for a higher percentage distribution to the holders of Allowed General Unsecured Claims in Class 4 of the Plan than otherwise would have occurred had the Debtors been required to reject a higher number of their store leases.

For the reasons discussed herein, the releases contained in the Plan, as modified by Paragraph 43 of this Order, are integral to the Debtors’ efficient reorganization, and all holders of Claims voting on the Plan, including those impacted by the releases, have voted almost universally to support the Plan.

30.    Releases by the Debtors and Their Estates.  Pursuant to Article 9.8.1 of the Plan, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties,  each of the Debtors, the Reorganized Debtors, their Estates, and each of their current and former Affiliates and Representatives shall be deemed to have provided a full, complete, unconditional and irrevocable release to the Released Parties (and each such Released Party so released shall be deemed released by the Debtors and their current and former Affiliates and Representatives, the Estates and the Creditors’ Committee and its members but solely in their capacity as members of the Creditors’ Committee and not in their individual capacities), from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether accrued or unaccrued, whether known or unknown, foreseen or unforeseen, existing before the Effective Date, as of the Effective Date or arising thereafter, in law, at equity, whether for tort, contract, violations of statutes (including but not limited to the federal or state securities laws), or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, the Debtors’ in- or out-of court restructuring efforts, any intercompany transactions, transactions pursuant and/or related to the Prepetition Line of Credit, the Prepetition Equipment Loan, the DIP Loan (and any payments or transfers in connection therewith), any preference or avoidance claims pursuant to §§ 544, 547, 548, or 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or consummation of the Exit Facility, the settlements contemplated by the Plan, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan (if any), or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing, including, without limitation, those that any of the Debtors would have been legally entitled to assert or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or the Estates, including those in any way related to the Chapter 11 Cases or the Plan; provided, however, that the foregoing release shall not prohibit the Debtors, the Reorganized Debtors or the Estates from asserting any and all defenses and counterclaims in respect of any Disputed Claim asserted by any Released Parties; provided further that nothing contained in the foregoing provision or elsewhere in the Plan or Confirmation Order shall be construed as a release of any claims against any Released Party resulting from an act or omission determined by a final order of a court of competent jurisdiction to have constituted willful misconduct or gross negligence, provided that each such Released Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, its actions or inactions.

31.    Releases by Holders of Claims.  Pursuant to Article 9.8.2 of the Plan, as modified by Paragraph 43 of this Order, as of the Effective Date,  each Person, other than any of the Debtors, who votes to accept the Plan or accepts a Distribution under the Plan, or is deemed to accept the Plan, or abstains from voting on the Plan, shall be deemed to fully, completely, unconditionally, irrevocably, and forever release the Released Parties of and from any and all Claims and Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether accrued or unaccrued, whether known or unknown, foreseen or unforeseen, existing before the Effective Date, as of the Effective Date or arising thereafter, in law, at equity, whether for tort, contract, violations of statutes (including but not limited to the federal or state securities laws), or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors (including the day-to-day management of the Debtors, any decisions made or not made by the Debtors’ board members, and/or the ownership or operation of the Debtors), Reorganized IT’SUGAR (including the formation thereof), the Debtors’ in- or out-of-court restructuring efforts, any intercompany transactions, transactions pursuant and/or related to the Prepetition Line of Credit, the Prepetition Equipment Loan, the DIP Loan (and any payments or transfers in connection therewith), the formulation, preparation, dissemination, negotiation, or consummation of the Exit Facility, the settlements contemplated by the Plan, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan (if any), or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing, whether direct, derivative, accrued or unaccrued, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise; provided that nothing contained in the foregoing provision or elsewhere in the Plan or Confirmation Order shall be construed as a release of any claims against any Released Party resulting from an act or omission determined by a final order of a court of competent jurisdiction to have constituted willful misconduct or gross negligence, provided that each such Released Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, its actions or inactions; provided, however that such releases shall not affect any rights of any non-Debtor Person or Entity with respect to any written personal or cross-corporate guarantees of the Debtors’ obligations executed by such non-Debtor Person or Entity to and in favor of any Party or Entity in connection with the Debtors’ prepetition operations. Notwithstanding the foregoing, for those who do not vote in favor of the Plan or are deemed not to vote in favor of the Plan, the Debtors’

Professionals and Creditors’ Committee Professionals shall not be deemed “Released Parties” or “Representatives” for purposes of this Section 9.8.2.

32.    Exculpation.  As provided for in Article 11.2 of the Plan, as modified by Paragraph 43 of this Order, the Debtors, SHL, BBX Capital, Inc., the Creditors’ Committee, and their respective officers, directors, members, managers, and managing members (acting in such capacity) shall neither have nor incur any liability whatsoever to any Person or Entity for any act taken or omitted to be taken in good faith in connection with or related to the formulation, preparation, dissemination, or confirmation of the Plan, the Disclosure Statement, any Plan Document, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the plan or the Bankruptcy Case; provided, however, that this exculpation from liability provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party. The rights granted hereby are cumulative with (and not restrictive of) any and all rights, remedies, and benefits that the Debtors, SHL, and BBX Capital, Inc., the Creditors’ Committee, the Reorganized Debtors, and their respective agents have or obtain pursuant to any provision of the Code or other applicable law, or any agreement. This exculpation from liability provision is an integral part of the Plan and is essential to its implementation. Notwithstanding anything to the contrary contained herein, the provisions hereof shall not release or be deemed a release of any of the Causes of Action otherwise preserved by the Plan. The terms of this exculpation shall only apply to liability arising from actions taken on or prior to the Effective Date.

The exculpation provisions in Article 11.2 of the Plan, as modified by Paragraph 43 of this Order, are approved as they do not exclude liability for gross negligence or willful conduct.

33.    Government Carve-Out.    Except for the Claims described in Articles II and III or other Final Order of the Bankruptcy Court that are discharged and released under this Plan, nothing in the Plan or the Confirmation Order shall (i) effect a release of any other claim by the United States Government or any of its agencies or any state and local authority whatsoever against the Released Parties, including without limitation any claim arising under the Internal Revenue Code, securities laws, the environmental laws or any criminal laws of the United States or any state and local authority, (ii) enjoin the United States Government or any of its agencies or any state and local authority whatsoever from bringing any claim, suit, action or other proceedings against the Released Parties asserting any other liability, including without limitation any claim, suit or action arising under the Internal Revenue Code, securities laws, environmental laws or any criminal laws of the United States or any state or local authority, and (iii) exculpate any of the Released Parties from any other liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, securities laws, environmental laws or any criminal laws of the United States or any state and local authority.

34.    Limitations on Exculpation and Releases of Representatives.  Nothing in Articles 9.8 (“Releases”) or 11.2 (“Exculpation from Liability”) of the Plan shall (i) be construed to release or exculpate any person from, or require indemnification of any Person against losses arising from, the fraud, malpractice, criminal conduct, intentional unauthorized misuse of confidential information that causes damages, or ultra vires acts of such Person, or (ii) limit the liability of the Professionals of the Debtors, the Reorganized Debtors, to their respective clients pursuant to Rule 4-1.8(h) of the Florida Rules of Professional Conduct (“Limiting Liability for Malpractice”). Notwithstanding any of the releases, discharges, injunctions or waivers set forth in the Plan, nothing in the Plan shall modify the obligations of the Reorganized Debtors and their landlords with respect to the ongoing obligations under any assumed non-residential real property lease agreements (as modified), irrespective of whether such obligations first arose or accrued before or after the Effective Date of the Plan, including but not limited to obligations for year-end adjustments and reconciliations under such leases.

35.    Retention of Causes of Action/Reservation of Rights.  Except as otherwise provided in the Plan, nothing contained in the Plan or this Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of the Debtors’ Estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a defense, crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, managers or representatives, and (ii) the turnover of any property of the Debtors’ estates.

36.    Nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors or any other party had immediately prior to the Petition Date, against or with respect to any Claim.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Bankruptcy Cases had not been commenced, and all of the legal and equitable rights of the Reorganized Debtors respecting any

Claim may be asserted after the Confirmation Date to the same extent as if the Bankruptcy Cases had not been commenced.

37.    Transfer Free and Clear of Liens.  Except with respect to any fund established pursuant to the Plan, all right, title and interest in and to any and all assets, property, unexpired leases and executory contracts of every kind and nature to be sold, assigned, transferred or otherwise disposed of under the Plan shall be sold, assigned, transferred and disposed of free and clear of any and all Claims, Liens, liabilities, encumbrances, charges and other interests of any entity (as such term is defined in section 101(15) of the Bankruptcy Code) including, without limitation, any and all claims, liens, encumbrances and any and all right, title and interests related thereto arising or resulting from or relating to the transactions contemplated hereby and by the Plan.

38.    Authorization to Consummate Plan Transactions.  The Debtors and the Reorganized Debtors are all authorized to consummate the transactions contemplated in the Plan and to enter into, execute and deliver all necessary documents, including those required in connection with the Plan.

39.    Conditions to Effective Date.  The Plan shall not become effective unless and until the conditions set forth in Article 8.1 of the Plan have been satisfied or waived pursuant to Article 8.1 of the Plan.

40.    Retention of Jurisdiction.  Pursuant to Article X of the Plan, this Court shall retain and have exclusive jurisdiction over any matter arising under the Bankruptcy Code and arising in or related to these Chapter 11 Cases or the Plan, to the fullest extent as is legally permissible.

41.    Effectuating Documents and Further Transactions.  On or before the Effective Date, and without the need for any further order or authority, the Debtors shall file with this Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Each of the officers of the Debtors or the Reorganized Debtors, are authorized, without the need for any further order or authority, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. The Reorganized Debtors are authorized to execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Plan.

42.    Compliance with Tax Requirements.  In connection with the Plan, the Reorganized Debtors will comply with all withholding and reporting requirements imposed by federal, state and local taxing authorities, and all distributions under the Plan shall be subject to such withholding and reporting requirements.

43.    Modifications.  Pursuant to Article 12.9  of the Plan, the Debtors may amend or modify the Plan after the entry of this Order, with the consent of the Creditors’ Committee, upon order of the Bankruptcy Court, in accordance with §  1127 of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A  holder of an Allowed Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder. The Plan, as altered, amended or modified, must satisfy the conditions of §§ 1122, 1123 and 1129 of the Bankruptcy Code, and the Debtors shall have complied with §  1125 of the Bankruptcy Code. A holder of an Allowed Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan, without further order or approval of this Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests. The modifications include the following:

i.    Article 1.2 (Definitions).

i.    Article 1.2.jjjj is modified to remove “the Debtors’ Professionals” and “the Creditors’ Committee’s Professionals” to read as follows: “Released Parties” means, collectively, (i) the Debtors, (ii) the Creditors’ Committee and its members (solely in their capacity as members of the Creditors’ Committee), (iii) the Plan Proponents, (iv) SHL, (v) BBX Capital, Inc., and (vi) the current and former representatives of each of the foregoing described in clauses “(i)” through “(v)” hereof.

ii.    Article 1.2.llll is modified to remove “attorneys, Professionals, accountants, investment bankers, financial advisors and consultants” and to further remove “and other representatives (including their respective officers, directors, employees, independent contractors, members and professionals” to read as follows: “Representatives” means, with regard to an Entity (including the Debtors), any current or former members, equity holders, officers, directors, managers, principals, partners, employees, and agents.

ii.    Article 2.1 (Administrative Expense Claims and Professional Claims). Article 2.1 is modified to provide that any holder of a Cure Claim is not required to file a request for payment of such claim to read as follows: Each Holder of an Allowed Administrative Expense Claim (including Professional Claims) shall, in full and final satisfaction, settlement, release and discharge thereof, and in exchange thereof, be paid the Allowed amount of its Administrative Expense Claim, in full, in Cash, on the Effective Date, or upon such other terms as may be agreed upon by the Holder of the claim and the Debtor, or, if the Claim does not become Allowed prior to the Effective Date, on the date the Allowed Amount of such claim is determined by Final Order of the Bankruptcy Court.

With the exception of Professionals seeking the allowance and payment of Professional Claims and holders of Cure Claims, all requests for payment of Administrative Expense Claims, except Administrative Expense Claims filed or asserted pursuant to § 503(b)(9) of the Bankruptcy Code (which are covered by separate Court order) (ECF No. 94) shall be filed by the Administrative Expense Claims Bar Date. If such requests for payment of Administrative Expense Claims are not so timely filed, the Administrative Expense Claims will be Disallowed Claims and will be automatically deemed forever barred and the Holders of such Disallowed Claims shall be forever barred, estopped and enjoined from asserting such Claims in any manner against the Debtors, the Estates or the Reorganized Debtors, and without the need for any objection by the Debtors or the

Reorganized Debtors, as the case may be, and without any further notice or action, order or approval of the Bankruptcy Court.

iii.    Article 4.3.4 (Cure of Defaults for Assumed Executory Contracts and Unexpired Leases). Article 4.3.4 is modified to include the following language:

i.    Upon assumption of a  lease, the Debtors or Reorganized Debtors shall satisfy any accrued but unbilled amounts under a lease (if applicable) including, but not limited to, common area maintenance charges, taxes, and year-end adjustments, and shall remain liable for all obligations arising under an assumed lease including: (a) for amounts owed or accruing under such lease that are unbilled or not yet due   regardless of when such amounts or obligations accrued, on account of common area maintenance, insurance, taxes, utilities and similar charges; (b) any regular or periodic adjustment or reconciliation of charges under such lease that are not due or have not been determined; (c) any percentage rent that comes due under such lease; (d) post-assumption obligations under such lease; and (e) any obligations to indemnify the non-Debtor counterparty under such lease pursuant to the terms of the lease.

ii.    If a Cure Claim is disputed, the Debtors shall satisfy the undisputed portion within five (5) days of the Plan becoming effective, with the disputed portion reserved and disbursed upon the earlier of entry of an order or agreement of the parties. A hearing on a disputed Cure Claim, if necessary, shall be scheduled within three (3) weeks of the Confirmation Hearing.

iii.    As modified, Article 4.3.4 shall read in full as follows: With respect to each of the executory contracts or unexpired leases listed on the Schedule of Assumed Executory Contracts and Unexpired Leases, the Debtors will designate a proposed Cure and the assumption or assumption and assignment of such executory contract or unexpired lease will be conditioned on the disposition of all issues with respect to Cure. All Allowed Cure Claims will be satisfied by the Debtors by payment of the Cure in Cash on or as soon as reasonably practicable after the Effective Date or entry of an Order setting forth the Allowed Cure Claim is disputed as of the Effective Date or such other later date as the parties may agree. Any provisions or terms of the Debtors’ executory contracts or unexpired leases to be assumed and assigned pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by the Cure, or by an agreed upon waiver of the Cure. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any applicable Cure has been fully satisfied, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court. Upon assumption of a lease, the Debtors or Reorganized Debtors shall satisfy any accrued but unbilled amounts under a lease (if applicable) including, but not limited to, common area maintenance charges, taxes, and year-end adjustments, and shall remain liable for all obligations arising under an assumed lease including: (a) for amounts owed or accruing under such lease that are unbilled or not yet due   regardless of when such amounts or obligations accrued, on account of common area maintenance, insurance, taxes, utilities and similar charges; (b) any regular or periodic adjustment or reconciliation of charges under such lease that are not due or have not been determined; (c) any percentage rent that comes due under such lease; (d) post-assumption obligations under such lease; and (e) any obligations to indemnify the non-Debtor counterparty under such lease pursuant to the terms of the lease. If a Cure Claim is disputed, the Debtors shall satisfy the undisputed portion within five (5) days of the Plan becoming effective, with the disputed portion reserved and disbursed upon the earlier of entry of an order or agreement of the parties. A hearing on a disputed Cure Claim, if necessary, shall be scheduled within three (3) weeks of the Confirmation Hearing.

iv.    Article 4.3.5 (Confirmation Order). Article 4.3.5 is modified to include the following language: All executory contracts and unexpired leases on the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases [ECF No. 423] shall be deemed assumed as of the entry of the Confirmation Order. With the above modifications, Article 4.3.5 shall read in full as follows: All executory contracts and unexpired leases on the First Amended Schedule of Assumed Executory Contracts and Unexpired Leases [ECF No. 423] shall be deemed assumed as of the entry of the Confirmation Order. Entry of the Confirmation Order will constitute a finding of adequate assurance of future performance by the Reorganized Debtors within the meaning of section 365 of the Bankruptcy Code. Any objections relating to adequate assurance of future performance, or any other matters relating to the assumption and assignment of executory contracts and unexpired leases (other than Cure Claim disputes) must be asserted as an objection to confirmation of the Plan. Assumption of any executory contract or unexpired lease pursuant to the Confirmation Order or other order of the Bankruptcy Court and payment of the Allowed Cure Claim will limit the Claims of any such contract counter-party to Claims for ongoing performance under the unexpired lease or executory contract by Reorganized Debtor pursuant to section 365(k) of the Bankruptcy Code.

v.    Article 5.4 (Exit Facility). Article is 5.4 is modified to include the following language: Notwithstanding anything to the contrary herein, the Exit Facility Documents shall not grant a lien or other security interest in leasehold interests or  provide any rights of any lender or agent to access or use any leased premises absent written consent of the landlord or the existence of a right to do so under applicable non-bankruptcy law. As modified, Article 5.4 shall read in full as follows: On the Effective Date, the Reorganized

Debtors will enter into definitive documentation which will be filed with the Court in advance of Confirmation as a supplement to the Plan, with respect to the Exit Facility in the aggregate principal amount of up to $13 million as a first lien facility. Confirmation of the Plan shall be deemed to constitute approval of the Exit Facility and the Exit Facility Documents (including all transactions contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment, which payment shall not be subject to disgorgement, of all fees, indemnities, and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the Reorganized Debtors to enter into and perform their obligations under the Exit Facility Documents and such other documents as may be reasonably required or appropriate, in each case, in accordance with the Exit Facility Documents. On the Effective Date, the Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the guarantees, mortgages, pledges, claims, liens and other security interests granted or to be granted in accordance with the Exit Facility Documents (a) shall be legal, valid, binding, and enforceable guarantees, mortgages, pledges, claims and liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (b) shall be deemed automatically attached and perfected on the Effective Date without the need for any further action, approval or filing, subject only to such liens and security interests as may be permitted under the Exit Facility Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non bankruptcy law. The Reorganized Debtors and the Entities granted such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. All such documents shall be deemed to have recorded and filed as of the Effective Date. To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or any administrative agent under the

Exit Facility Documents that are necessary to cancel and/or extinguish such liens and/or security interests. Notwithstanding anything to the contrary herein, the Exit Facility Documents shall not grant a lien or other security interest in leasehold interests or  provide any rights of any lender or agent to access or use any leased premises absent written consent of the landlord or the existence of a right to do so under applicable non-bankruptcy law.

vi.    Article 5.5 (Indemnification of SHL). Article 5.5 is modified to include the Creditors’ Committee and its and SHL’s Professionals to read in full as follows: The Debtors and the Reorganized Debtors, shall (a) indemnify and hold harmless SHL, the Creditors’ Committee, and their respective officers, directors, members, managers, managing members and Professionals (acting in such capacity) (the “Indemnified Parties”) from and against any expense, damage or liability arising from any Cause of Action brought by any person or Entity against the Indemnified Parties relating to the Debtors or the Plan (including the implementation of the Plan) that, in each case, has arisen or may arise through and including the Effective Date (including any Cause of Action that arises in connection with events occurring prior to the Effective Date) and (b) promptly advance to the Indemnified Parties, their respective defense costs and expenses related to any such Cause of Action or any Claim, in each case (i) brought against it in any case, hearing, procedure or proceeding of any kind, (ii) threatened against it by any person or Entity, or (iii) brought against a third party and that requires the discovery from or by the Indemnified Parties, or reasonably requires any other intervention or involvement by any or each of the Indemnified Parties. This indemnification shall be enforceable regardless of whether any person (including the person from whom indemnification is sought) alleges or proves: (a) the sole, concurrent, contributory, or comparative negligence (whether such negligence is simple or gross) or fault of the person seeking indemnification or (b) the sole or concurrent strict liability imposed upon the person seeking indemnification.  Notwithstanding the foregoing, the Debtors’ and Reorganized Debtors’ obligation to indemnify and hold harmless the Creditors’ Committee Professionals shall not extend further than the date upon which an order approving the Final Fee Application of such Professional (including all supplements thereto) becomes final and non-appealable.4

vii.    Article 9.8.2 (Releases by Holders of Claims). Article 9.8.2 is modified as follows:

i.    to include the following phrase in the last sentence: “or post-petition”, modifying the last sentence to read after the last phrase beginning with “provided however”: “provided however that such releases shall not affect any rights of any non-Debtor Person or Entity with respect to any written personal or cross-corporate guarantees of the Debtors’ obligations executed by such non-Debtor Person or Entity to and in favor of any Party or Entity in connection with the Debtors’ prepetition or post-petition operations.”

________________________

4      This provision was agreed to by the Debtors, the Reorganized Debtors, the Creditors’ Committee and SHL in connection with the specific facts and circumstances of these Chapter 11 Cases. This indemnification in no way impacts the Reorganized Debtors’ ability to make the Plan payments and distributions on the Effective Date, and there are no future Plan payments or distributions that will be impacted by this provision.

ii.    to include the following as the last sentence: “Notwithstanding the foregoing, for those who do not vote in favor of the Plan or are deemed not to vote in favor of the Plan, the Debtors’ Professionals and Creditors’ Committee Professionals shall not be deemed ‘Released Parties’ or ‘Representatives’ for purposes of this Section 9.8.2.

iii.    As modified, Article 9.8.2 shall read in full as set forth in Paragraph 31 of this Order.

viii.    Articles 4.5 and 11.1 (Injunction). Articles 4.5 and 11.1 are modified to include the following language: Notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing shall modify the rights, if any, of any holder of Claims or any current or former party to an Executory Contract or Unexpired Lease, to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law, including, but not limited to, (i) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their unexpired lease(s) with the Debtors, or any successors to the Debtors, under the Plan; (ii) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (iii) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors of the Debtors.

i.    As modified, Article 4.5 shall read in full as follows: From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the

Debtors, the Reorganized Debtors, the Estates, the Creditors’ Committee, and their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim or Equity Interest, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or satisfied or to be released or satisfied pursuant to the Plan or the Confirmation Order.

Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, the Estates, the Creditors’ Committee, and their successors and assigns and their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, solely to the extent that (a) such Claims or Equity Interests have been released or satisfied pursuant to the Plan or the Confirmation Order or (b) such Claims, Equity Interests, actions or assertions of Liens relate to property that will be distributed pursuant to the Plan or the Confirmation Order.

The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interests against the Debtors or any of their assets or properties solely to the extent that (a) such Claims or Equity Interests have been released or satisfied pursuant to the Plan or the Confirmation Order or (b) such Claims, Equity Interests, actions or assertions of Liens relate to property that will be distributed pursuant to the Plan or the Confirmation Order.

Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Persons and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released pursuant to the Plan or Confirmation Order, from:

(a)    commencing or continuing in any manner any action or other proceeding of any kind against any Debtor, any Reorganized Debtor, any Estate, the Creditors’ Committee, and their successors and assigns and their assets and properties;

(b)    enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor, any Reorganized Debtor, any Estate, the Creditors’ Committee, and their successors and assigns and their assets and properties;

(c)    creating, perfecting or enforcing any encumbrance of any kind against any Debtor, any Reorganized Debtor, any

Estate, the Creditors’ Committee, and their successors and assigns and their assets and properties; and

(d)    commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled hereunder.

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing shall modify the rights, if any, of any holder of Claims or any current or former party to an Executory Contract or Unexpired Lease, to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law, including, but not limited to, (i) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their unexpired lease(s) with the Debtors, or any successors to the Debtors, under the Plan; (ii) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (iii) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors of the Debtors.

ii.    As modified, Article 11.1 shall read in full as follows: As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all Persons that have held, currently hold or may hold a Claim, Equity Interest or other debt or liability that is treated pursuant to the terms of the Plan are enjoined from taking any of the following actions on account of any such Claims, Equity Interests, debts or liabilities, other than actions brought to enforce any rights or obligations under the Plan or against the Debtors, the Reorganized Debtors, the Estates, or Estate property: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff of any kind against any debt, liability or obligation; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing shall modify the rights, if any, of any holder of Claims or any current or former party to an Executory Contract or Unexpired Lease, to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law, including, but not limited to, (i) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their unexpired lease(s) with the Debtors, or any successors to the

Debtors, under the Plan; (ii) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (iii) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors of the Debtors.

ix.    Article 11.2 (Exculpation from Liability). Article 11.2 is modified to remove Professionals by removing the following sentence: “With respect to the Professionals, the foregoing exculpation from liability provision shall also include claims of professional negligence arising from the services provided by such Professionals during the Bankruptcy Case.” As modified, Article 11.2 shall read in full as set for in Paragraph 32 of this Order.

44.    Exemption from Transfer Taxes.  Pursuant to §  1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer, merger or consolidation under, in furtherance of, or in connection with the Plan, shall not be subject to any sales and use, stamp, real estate transfer, mortgage recording, or other similar tax. The Debtors are hereby authorized to deliver a notice of this Confirmation Order, with the Plan annexed, to any state or local recording officer, and such officer is hereby directed to accept for filing the above documents or instruments without charging any sales and use, stamp, real estate transfer, mortgage recording, or other similar tax. Such notice (a) shall have the effect of an Order of this Court, (b) shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers and (c) shall be a reasonable instrument notwithstanding any contrary provision of non-

bankruptcy law. The Bankruptcy Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

45.    Exemption from Securities Laws.  To the maximum extent provided by §  1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance of any equity in the Reorganized Debtors is exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and any other applicable non-bankruptcy law or regulation.

46.    Governmental Approvals Not Required.  This Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement and any amendments or modifications thereto.

47.    Notice of Effective Date.  As soon as practicable after the occurrence of the Effective Date, the Reorganized Debtors shall file notice of the occurrence of the Effective Date and shall serve a copy of same on all parties entitled to receive notice in these Chapter 11 Cases.

48.    Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under §§ 1101 and 1127 of the Bankruptcy Code.

49.    Revocation or Withdrawal of the Plan of Reorganization.  The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date, in their sole discretion. If the Plan is revoked or withdrawn prior to the Effective Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims or defenses or any admission or statement against interest by any Debtor or any other

Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving any Debtor.

50.    Reversal.  If any of the provisions of this Order are hereafter reversed, modified or vacated by a subsequent order of the Bankruptcy Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Plan prior to receipt of written notice of such order by the Debtors. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order, the Plan, all documents relating to the Plan and any amendments or modifications to any of the foregoing.

51.    Conflicts Between Order and Plan.  The provisions of the Plan and this Order shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however, that if there is  any inconsistency between any Plan provision and any provision of this Order that cannot be so reconciled, then solely to the extent of such inconsistency, the provisions of this Order shall govern and any provision of this Order shall be deemed a modification of the Plan and shall control and take precedence. The provisions of this Order are integrated with each other and are non-severable and mutually dependent.

52.    Final Order; Waiver of Stay.  This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof. Any stay of this Order provided by any Bankruptcy Rule (including Bankruptcy Rule 3020(e)) is hereby waived, and this Order shall be effective and enforceable immediately upon its entry by the Court.

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53.    Post-Confirmation Status Conference.    The Court will conduct a post-confirmation status conference on Thursday, July 15,  2021 at 2:00 p.m. via CourtSolutions. Appearances for CourtSolutions may be arranged online at https://www.court-solutions.com/SignUp or by telephone at (917) 746-7476.

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Submitted By:

Joshua W. Dobin, Esquire

Florida Bar No. 93696

jdobin@melandbudwick.com

MELAND BUDWICK, P.A.

Counsel for Debtors

3200 Southeast Financial Center

200 South Biscayne Boulevard

Miami, Florida 33131

Telephone:    (305) 358-6363

Telefax:         (305) 358-1221

Copies Furnished To:

Joshua W. Dobin,  Esquire, is directed to serve copies of this Order on all parties in interest and to file a Certificate of Service.